Ambac Positioned to Emerge From Bankruptcy

NEW YORK, April 29, 2013 - Ambac Financial Group, Inc. (“Ambac”) announced today that the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved a settlement with the United States of America (“United States”) that brings resolution to claims filed against Ambac by the Internal Revenue Service (the “IRS”) and related litigation. Additionally, the Bankruptcy Court approved Ambac’s entry into an amendment to the existing tax sharing agreement with Ambac Assurance Corporation as well as certain modifications to Ambac’s Fifth Amended Plan of Reorganization (the “Plan”).

Ambac is scheduled to execute a closing agreement with the IRS on April 30, 2013, concurrent with its payment of $1.9 million, and the Segregated Account of Ambac Assurance Corporation’s payment of $100 million, to the United States.

Ambac expects to fulfill the remaining conditions to the effectiveness of the Plan on or before May 1, 2013 (the “Effective Date”). Pursuant to the Plan, Ambac will distribute 45,000,000 new common shares (the “New Common”) and 5,047,138 new warrants (the “New Warrants”) to holders of allowed claims, in full and final satisfaction of such claims, on the Effective Date. In addition, all existing common stock of the company will be cancelled on the Effective Date and the holders of such stock will not receive any distributions under the Plan. Ambac has received approval from the NASDAQ OMX Group to list the New Common and New Warrants on the NASDAQ Global Select Market, as of the Effective Date, under the ticker symbols AMBC and AMBCW, respectively.

About Ambac

On November 8, 2010, Ambac Financial Group, Inc. (“Ambac”) filed for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”). The Bankruptcy Court entered an order confirming Ambac’s plan of reorganization on March 14, 2012. Until the plan of reorganization is consummated and Ambac emerges from bankruptcy, it will continue to operate in the ordinary course of business as “debtor-in-possession” in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Ambac’s principal operating subsidiary, Ambac Assurance Corporation, is a guarantor of public finance and structured finance obligations.

Contact Information:

Michael Fitzgerald

(212) 208-3222

mfitzgerald@ambac.com